News Release

Contact: Paul S. Feeley	For Release: Immediately
Senior Vice President, Treasurer & Chief Financial Officer (617) 628-4000

CENTRAL BANCORP, INC. REPORTS FINANCIAL
RESULTS FOR THE QUARTER AND SIX MONTHS ENDED
SEPTEMBER 30, 2011

SOMERVILLE, MASSACHUSETTS, October 28, 2011 – Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the “Company”) today reported that its net income for the six months ended September 30, 2011 was $440 thousand and that its net loss available to common shareholders for the six months ended September 30, 2011 was $167 thousand, or $0.11 per diluted share, as compared to net income of $1.1 million and net income available to common shareholders of $830 thousand, or $0.52 per diluted share, for the six months ended September 30, 2010.  Net loss available to common shareholders for both the quarter and six months ended September 30, 2011 was impacted by a deemed dividend required under Generally Accepted Accounting Principles as a result of the redemption of TARP preferred stock on August 25, 2011.  Net income for the quarter ended September 30, 2011 was $204 thousand and net loss available to common shareholders for the quarter ended September 30, 2011 was $247 thousand, or $0.16 per diluted share, as compared to net income of $401 thousand and net income available to common shareholders of $246 thousand, or $0.15 per diluted share, for the comparable prior year quarter.

The decreases in net income were primarily the result of the combined effect of a general decline in market interest rates on loans and a decrease in higher-yielding commercial real estate loan balances as management continued to de-emphasize commercial real estate lending in the current market environment in accordance with the Company’s business plan.  As a result of this strategic change, the Company’s concentration ratio of non-owner occupied commercial real estate loans to risk-based capital has been reduced from a high of 600% at March 31, 2009, 466% at March 31, 2010 and 330% at March 31, 2011 to 300% at September 30, 2011.

The $197 thousand decrease in net income for the quarter ended September 30, 2011 as compared to the quarter ended September 30, 2010 was the net result of a $343 thousand decrease in net interest and dividend income and a $185 thousand increase in non-interest expenses, partially offset by a $209 thousand increase in non-interest income and a $122 thousand decrease in the provision for income taxes.

For the quarter ended September 30, 2011, net interest and dividend income totaled $4.2 million compared to $4.5 million for the quarter ended September 30, 2010.  The decrease in net interest income was the net result of a decline in interest income of $749 thousand partially offset by a $406 thousand decline in interest expense.

The net interest rate spread and the net interest margin were 3.22% and 3.47%, respectively, for the quarter ended September 30, 2011 compared to 3.38% and 3.62%, respectively, for the quarter ended September 30, 2010.  During the quarter ended September 30, 2011, the yield on interest-earning assets decreased by 43 basis points primarily due to a 53 basis point reduction in the yield on mortgage loans, partially offset by a 27 basis point decrease in the cost of interest bearing liabilities due to aggressive liability management.  Contributing to the reduced yield on mortgage loans were a general decline in market interest rates and management’s decision to continue to decrease higher-risk, higher-yielding commercial real estate loan balances.

The provision for loan losses totaled $300 thousand for both quarters ended September 30, 2011 and September 30, 2010.  The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio.  In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans.  Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate at September 30, 2011.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in market area economic conditions, regulatory considerations, or other factors.

Non-interest income totaled $500 thousand for the quarter ended September 30, 2011 compared to $291 thousand during the quarter ended September 30, 2010.  The increase of $209 thousand was primarily due to the absence of other than temporary impairment write-downs on available for sale equity securities during the current period compared to write-downs of $226 thousand during the quarter ended September 30, 2010.  Gains on the sale of securities totaled $63 thousand during the quarter ended June 30, 2011 compared to $0 during the same period of 2010.  Additionally, during the quarter ended September 30, 2011 gains on the sale of loans totaled $27 thousand compared to $87 thousand during the same period of 2010.  The decrease of $60 thousand resulted from decreased loan sale activity during the quarter ended September 30, 2011 due to management’s strategic decision to retain most residential loans originated during the period rather than selling them in the secondary market.

(continued)

Central Bancorp, Inc.

Non-interest expenses increased by $185 thousand to $4.1 million during the quarter ended September 30, 2011 as compared to $3.9 million during the quarter ended September 30, 2010.  Items primarily contributing to this net increase were a $154 thousand increase in salaries and benefits and a $116 thousand increase in other expenses, partially offset by a $48 thousand decrease in FDIC deposit insurance expense, a $32 thousand decrease in professional fees and a $24 thousand decrease in data processing fees.

For the six months ended September 30, 2011 compared to the six months ended September 30, 2010, the Company’s $699 thousand decrease in net income was the net result of a decrease in net interest and dividend income of $1.0 million and increases in non-interest expenses of $477 thousand and provision for loan losses of $200 thousand, partially offset by a $585 thousand increase in noninterest income and a decrease in provision for income taxes of $402 thousand.  Included in noninterest expense was a decrease in FDIC deposit insurance expense of $86 thousand.

The increases in salaries and benefits during the three and six month periods ended September 30, 2011 compared to the comparable prior year periods reflected staffing increases and increases in commissions primarily due to increases in residential loan originations.  The decrease in FDIC deposit insurance expense was due to a change in the calculation methodology mandated by the FDIC and decreases in deposit balances.  The decreases in deposit balances were due to management’s strategic decision to reduce certain commercial real estate loans and related deposit funding in an effort to reduce risk and maintain capital levels.

The net interest rate spread and the net interest margin decreased from 3.37% and 3.63%, respectively, for the six months ended September 30, 2010 to 3.23% and 3.47%, respectively, for the same period of 2011, primarily due to a 45 basis point reduction in the yield on mortgage loans, partially offset by a 32 basis point decrease in the average cost of interest bearing liabilities.

Total assets were $513.2 million at September 30, 2011 compared to $487.6 million at March 31, 2011, an increase of $25.6 million.  The increase in total assets reflected strategic actions taken by management to reduce risk, which included increasing the residential loan portfolio by $59.4 million and continuing to de-emphasize commercial real estate lending in accordance with the Company’s business plan.  During the six months ended September 30, 2011, the commercial real estate portfolio balance declined by $20.3 million.  At September 30, 2011, total loans amounted to $432.3 million compared to $394.2 million at March 31, 2011, an increase of $30.1 million.  During the six months ended September 30, 2011, short-term investments decreased by $14.0 million as these funds were utilized to fund growth in the loan and investment portfolios.  Deposits increased by $24.3 million due to an increase in certificates of deposit of $25.7 million and a decrease in core deposits of $1.4 million.

The net decrease in stockholders’ equity from $47.1 million at March 31, 2011 to $46.8 million at September 30, 2011 was primarily due to a $707 thousand decrease in other comprehensive income due to an overall decrease in the market value of available for sale securities and $465 thousand of dividends paid to common and preferred shareholders, partially offset by net income of $440 thousand and stock-based compensation of $418 thousand.

During the quarter ended September 30, 2011 the U.S. Department of Treasury invested $10.0 million in the Company’s preferred stock under the Small Business Lending Fund (the “SBLF”).  The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates. The initial dividend rate on the SBLF funds will be 5% and may be decreased to as low as 1% if the Company experiences specific growth rates in its small business lending portfolio.  The dividend rate could increase to a maximum of 9% if specific small business lending growth rates are not met.

With the proceeds from this investment, the Company has redeemed all $10.0 million of the preferred stock that it issued to the Treasury under the TARP Capital Purchase Program on December 5, 2008.

The Company's and the Bank's capital ratios were as follows:

	September 30, 2011	March 31, 2011	Regulatory Threshold for Well Capitalized

Central Bancorp:
Tier 1 Leverage	10.32%	10.66%	5.0%
Tier 1 Risk-Based Ratio	16.28%	17.22%	6.0%
Total Risk-Based Ratio	17.51%	18.53%	10.0%

Central Co-operative Bank:
Tier 1 Leverage	9.26%	9.58%	5.0%
Tier 1 Risk-Based Ratio	14.62%	15.40%	6.0%
Total Risk-Based Ratio	15.85%	16.72%	10.0%

Central Bancorp, Inc.

At September 30, 2011, non-performing assets totaled $8.5 million, or 1.66% of total assets, compared to non-performing assets of $9.7 million, or 1.99% of total assets, at March 31, 2011.  The $1.2 million decrease in non-performing assets was primarily due to the settlement of an impaired commercial real estate loan with a balance of $2.8 million in September, 2011 partially offset by the addition of one impaired commercial real estate loan relationship of $1.6 million.  The ratio of delinquent loans to total loans declined from 3.46% at June 30, 2011 to 2.81% at September 30, 2011.  Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions or other factors.  Other real estate owned totaled $187 thousand at September 30, 2011, compared to $132 thousand at March 31, 2011 due to the addition of one residential parcel.

Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

(See accompanying tables.)

This press release, as well as other written communications made from time to time by Central Bancorp, Inc. and Central Co-operative Bank, and oral communications made from time to time by authorized officers of the Company and Bank, may contain statements relating to the future results of the Company (including certain projections, such as earnings projections, necessary tax provisions, and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “should,” “planned,” “estimated” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company’s ability to predict future results is inherently uncertain and the Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These factors include, among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made. These factors should be considered in evaluating the forward-looking statements.  Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Central Bancorp, Inc.

Central Bancorp, Inc.
Consolidated Operating Data
(In thousands, Except Share and Per Share Data)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net interest and dividend income	$4,192	$4,535	$$8,161	$9,170

Provision for loan losses	300	300	800	600

Net gain (loss) from sales or write-downs
of investment securities	64	(226)	555	(184)

Gains on sales of loans	27	87	35	129
Other non-interest income	409	430	814	874
Non-interest expenses	4,112	3,927	8,157	7,680

Income before taxes	280	599	608	1,709

Provision for income taxes	76	198	168	570

Net income	$204	$401	$440	$1,139

Net income (loss) available to common shareholders	$(247)	$246	$(167)	$830

Earnings (loss) per common share:

Basic	$(0.16)	$0.16	$(0.11)	$0.55

Diluted	$(0.16)	$0.15	$(0.11)	$0.52

Weighted average number of
shares outstanding:
Basic	1,535,924	1,500,497	1,533,235	1,497,808

Diluted	1,535,924	1,602,963	1,533,235	1,594,935

Outstanding shares, end of period	1,681,071	1,667,151	1,681,071	1,667,151

Central Bancorp, Inc.

Consolidated Balance Sheet Data
(In thousands, Except Per Share Data)

	September 30,	March 31,
	2011	2011
	(Unaudited)
Total assets	$513,245	$487,625
Short-term investments	23,206	37,190
Total investments	35,963	35,279
Total loans (1)	432,820	394,217
Allowance for loan losses	4,173	3,892
Other real estate owned	187	132
Deposits	333,359	309,077
Borrowings	117,291	117,351
Subordinated debentures	11,341	11,341
Stockholders' equity	46,760	47,121
Book value per common share	21.89	22.26
Book equity to assets	9.11%	9.66%
Non-performing assets to total assets	1.66	1.99

(1)  Includes loans held for sale of $523 and $0 at September 30, 2011 and March 31, 2011, respectively.

Selected Financial Ratios

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Return on average assets	0.16%	0.31%	0.18%	0.43%
Return on average equity	1.73	3.50	1.86	4.99
Interest rate spread	3.22	3.38	3.23	3.37
Net interest margin	3.47	3.62	3.47	3.63